Exhibit 10.30

EXECUTION VERSION

AMENDMENT NO. 3 TO SECOND AMENDED AND RESTATED

TERM A LOAN AGREEMENT

This AMENDMENT NO. 3 TO SECOND AMENDED AND RESTATED TERM A LOAN AGREEMENT (this “Amendment”), dated as of June 28, 2013, amends that certain Second Amended and Restated Term A Loan Agreement, dated as of April 20, 2012, as amended, restated or otherwise modified from time to time, the “Loan Agreement”), by and among KELLWOOD COMPANY, a Delaware corporation (the “Borrower Representative” or “Parent”), its Domestic Subsidiaries from time to time party thereto (each a “Borrower” and collectively with Borrower Representative, the “Borrowers”), the other Obligors (as defined therein) party thereto, SCSF Kellwood Finance, LLC, a Delaware limited liability company (“SCSF Finance”) and Sun Kellwood Finance, LLC, a Delaware limited liability company (“Sun Finance” and, together with the SCSF Finance, each a “Lender” and collectively, the “Lenders”) and Sun Finance, in its capacity as collateral agent for each Lender (the “Collateral Agent”).

Preamble

Each of the Borrowers, Lenders, Obligors and the Collateral Agent wishes to amend the Loan Agreement. Accordingly, the parties hereto hereby agree as follows:

1. Definitions in this Amendment. All capitalized terms used herein which are defined in the Loan Agreement and not otherwise defined herein shall have the meanings assigned to them in the Loan Agreement.

2. Amendments to Loan Agreement.

(a) Definitions. Section 1.1 of the Loan Agreement is hereby amended as follows:

(i) Existing Terms. Deleting the definitions of the below terms in their entirety and substituting therefor the following new definitions:

Consolidated EBITDA - for any period, for Parent and its Subsidiaries on a consolidated basis and without duplication, an amount equal to the sum (provided, that any gains referred to in clauses (e) or (m) below shall be deducted from such sum) of (without duplication) (a) Consolidated Net Income, (b) Consolidated Net Interest Expense deducted in determining such Consolidated Net Income, (c) the amount of taxes, based on or measured by income, used or included in determining such Consolidated Net Income, (d) the amount of depreciation and amortization expense deducted in determining such Consolidated Net Income, (e) to the extent added or deducted in the calculation of Consolidated Net Income, all gains or losses in connection with restructuring the Calvin Klein license owned by Parent and its Subsidiaries in an aggregate amount not to exceed $3,000,000 in the aggregate for all periods, (f) to the extent deducted in the calculation of Consolidated Net Income, all costs in connection with the closure of certain business segments (including certain retail stores) relating to the Borrowers’ Koret and Sag Harbor names (including, but not limited to, severance, lease buy-outs, termination costs and losses on inventory), as well as other severance costs, contract termination costs, and costs associated with the shutdown of Borrowers’ Trenton, Tennessee distribution facility, in an aggregate amount not to exceed $1,500,000 during the term of this Agreement; provided, that the aggregate amount added back under this clause (f) for the Fiscal Year ending January 28, 2012 shall not exceed $1,000,000, (g) to the extent deducted in the calculation of Consolidated Net Income, any costs and expenses relating to environmental claims in respect of Borrowers’ New Haven property in an amount not to exceed $2,000,000 in the aggregate for all periods, (h) nonrecurring restructuring charges incurred during Fiscal Years 2012 and 2013, in an aggregate amount for both years not to exceed $1,750,000, to the extent not already covered by any of the clauses (a)-(g) above, (i) losses or expenses reflected in Consolidated Net Income as a result of (A) amounts paid to Sponsor in respect of management fees to the extent (1) permitted under Section 9.2.17 (but not to exceed $3,000,000 in any Fiscal Year) and (2) not included in Consolidated EBITDA for a prior period as accrued but unpaid management fees and expenses pursuant to clause (C) below, (B) amounts paid to Sponsor in respect of expense reimbursements to the extent permitted under Section 9.2.17, and (C) accrued but unpaid management fees and expenses payable to Sponsor permitted under Section 9.2.17, (j) costs and expenses incurred in connection with Permitted Acquisitions, (k) all gains or losses resulting from any adjustments of future purchase price or earnout obligations recorded on the balance sheet (to the extent required by GAAP) in connection with the Rebecca Taylor and Zobha acquisitions or any Permitted Acquisition, in an amount not to exceed $1,000,000 in the aggregate during the term of this Agreement, (1) severance expense incurred outside of a GAAP designated restructuring event not to exceed $25,000 in Fiscal Year 2012, (m) to the extent deducted in the calculation of Consolidated Net Income, expense associated with maintaining the stock option program not to exceed $100,000 during any trailing twelve month period, (n) payment associated with the escheatment audit not to exceed $2,100,000 in aggregate (o) to the extent deducted in the calculation of Consolidated Net Income, fixed asset write-offs and termination costs in connection with the closure of certain business segments (including certain retail stores) relating to the Borrowers’ BLK DNM and Lamb and Flag names, in an aggregate amount not to exceed $5,000,000 during the term of this Agreement, (p) to the extent deducted in the calculation of Consolidated Net Income, all non-cash costs associated with inventory write-downs in connection with the closure of certain business segments (including certain retail stores) relating to the Borrowers’ BLK DNM and Lamb and Flag names, in an aggregate amount not to exceed $3,300,000 during the term of this Agreement, and (q) the aggregate amount of all audit, tax, consulting and legal costs and expenses paid by the Loan Parties during such period associated with Project Victory, plus retention payments during such period for Rea Laccone and Christopher La Police during such period. For each period of 12 consecutive Fiscal Months ending next following the date of any Acquisition (whether consummated before or after the Closing Date), Consolidated EBITDA shall include the results of operations of the Person or assets so acquired on a historical pro forma basis, and which amounts may include such adjustments as are permitted under Regulation S-X of the Securities and Exchange Commission and reasonably satisfactory to Collateral Agent.

Fixed Charge Coverage Ratio - the ratio, determined on a consolidated basis for Parent and its Subsidiaries for the most recent 12 consecutive Fiscal Months, of (a) Consolidated EBITDA minus the sum of (i) Capital Expenditures (except (x) those financed with Permitted Debt (other than Revolver Loan or the Second Lien Debt) and (y) with respect to the fiscal quarters ending on July 31, 2013, October 31, 2013 and January 31, 2014, up to $7,500,000 of capital expenditures for a new IT system, new headquarters, and new shop and store openings related to Project Victory, shall be disregarded for purposes of this clause (i), provided, however, that only a maximum of $4,000,000 may be used for new store and shop openings) plus (ii) cash taxes paid, plus (iii) Distributions made by Parent in cash (other than, to the extent included in clause (iii), without duplication, (x) any purchase, redemption or other acquisition or retirement for value of any Equity Interest held by an employee in connection with the termination of employment, death or disability of that employee of any Obligor and (y) management fees, costs and expenses paid to Sponsor by Borrowers to the extent deducted in calculation of Consolidated Net Income), to (b) Fixed Charges.

Term A Loans – the loans made pursuant to Section 2.1.1 of this Agreement. The amount of each Lender’s Pro Rata share of the Term A Loans as of the Closing Date is set forth on Schedule 1.1.

(ii) Added Terms. Adding the following new terms and definitions:

Term B/C/D/E/F/G Loan Agreement – means that certain Fifth Amended and Restated Term Loan Agreement, dated as of the date hereof, by and among Parent, Borrowers, the other obligors party thereto, SCSF Finance, Sun Finance and the Collateral Agent, as the same may be amended, restated, supplemented or otherwise modified from time to time.

Term B/C/D/E/F/G Loan Debt – means the ‘Obligations’ as defined in the Term B/C/D/E/F/G Loan Agreement, as in effect on the date hereof or as amended or modified in a manner consistent with the terms of the Intercreditor Agreement.

(b) Defined Terms. The Loan Agreement is hereby amended as follows:

(i) Deleting every instance of the term “Term B/C/D/E/F Loan Agreement” and replacing such deleted term with the term “Term B/C/D/E/F/G Loan Agreement”.

(ii) Deleting every instance of the term “Term B/C/D/E/F Loan Debt” and replacing such term with the term “Term B/C/D/E/F/G Loan Debt”.

(c) Section 9.2.21 (Fixed Charge Coverage Ratio). Section 9.2.21 is hereby amended and restated in its entirety as follows:

“Permit the Fixed Charge Coverage Ratio of the Parent and its Subsidiaries for each period of four (4) consecutive fiscal quarters of the Parent and its Subsidiaries for which the last quarter ends nearest to the date set forth below to be less than the amount set forth opposite such date:

Fiscal Quarter End	Fixed Charge Coverage Ratio

July 31, 2012	0.14:1.00

October 31, 2012	0.41:1.00

January 31, 2013	0.67:1.00

April 30, 2013	0.89:1.00

July 31, 2013	1.10:1.00

October 31, 2013	1.175:1.00

January 31, 2014 and as of the last day of each fiscal quarter thereafter”	1.25:1.00

3. Representations and Warranties. In order to induce the Lenders and the Collateral Agent, to enter into this Amendment, each Borrower and each of the other Obligors from time to time party to the Loan Agreement hereby represents and warrants on behalf of itself, that:

(a) Organization and Qualification. Each Borrower is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each Borrower is duly qualified, authorized to do business and is in good standing as a foreign corporation in each jurisdiction where failure to be so qualified could reasonably be expected to have a Material Adverse Effect.

(b) Representations and Warranties True and Correct. At and as of the date of this Amendment after giving effect to this Amendment, each of the representations and warranties contained in Section 8 of the Loan Agreement and in each of the other Loan Documents, certificate or other writing delivered to any Lender pursuant hereto or thereto on or prior to the date hereof are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date hereof (except to the extent that any such representations or warranties expressly relate solely to an earlier date in which case such representations and warranties are true and correct in all material respects as of such earlier date).

(c) Authorization: No Conflict. The execution, delivery and performance by each Borrower of this Amendment, (i) has been duly authorized by all necessary action, (ii) does not and will not contravene its operating agreement or its certificate of formation, or any applicable law or any material contractual restriction binding on or otherwise affecting it or any of its properties, (iii) does not and will not result in or require the creation of any Lien upon or with respect to any of its properties, and (iv) does not and will not result in any default, noncompliance, suspension, revocation, impairment, forfeiture or nonrenewal of any material permit, license, authorization or approval applicable to its operations or any of its properties except where any such default, noncompliance, suspension, revocation, impairment, forfeiture or nonrenewal could not reasonably be expected to result in a Material Adverse Effect.

(d) Binding Effect. This Amendment has been duly executed and delivered by each Borrower and constitutes the legal, valid and binding obligation of each such Borrower, enforceable against such party in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, relating to or affecting the enforcement of creditors’ rights generally.

4. Conditions Precedent. This Amendment shall be effective as of the first date upon which the parties hereto have fulfilled in a manner satisfactory to the Lenders, all of the following conditions precedent set forth in this Section 4 (such date being the “Amendment No. 1 Effective Date”):

(a) Execution of the Amendment. The Borrowers shall have executed original counterparts of this Amendment and shall have delivered (including by way of facsimile transmission or other electronic transmission) the same to the Lenders.

(b) Delivery of Other Documents. The Lenders shall have received each of the following documents, in each case, in form and substance satisfactory to the Lenders:

(i) Fifth Amended and Restated Term Loan Agreement, duly executed by each party thereto, substantially similar to this Amendment and otherwise in form and substance acceptable to the Lenders; and

(ii) such other agreements, instruments, approvals or other documents, each satisfactory to the Lenders in form and substance, as the Lenders may reasonably request.

(c) Other Agreement. The Lenders shall have received evidence, in form and substance satisfactory to the Lenders, of the consummation of the transactions related to the amendment of the Revolver Agreement and Second Lien Debt Documents.

(d) Representations and Warranties. As of the date hereof, the representations and warranties set forth in Section 3 hereof shall be true and correct in all material respects.

5. Security Reaffirmation. The Obligors acknowledge that Section 7 of the Revolver Agreement grants a security interest in favor of the Collateral Agent which secures (i) the Revolver Debt and (ii) the Obligations under the Loan Agreement. The Obligors, subject to the terms and limits contained in the Loan Documents, reaffirm their Liens created in favor of the Collateral Agent, for the benefit of the Lenders, on the Collateral to secure the Obligations under the Loan Agreement and other Loan Documents. The Obligors hereby acknowledge that they have reviewed the terms and provisions of this Amendment and hereby (i) confirm that the Loan Documents to which they are a party or are otherwise bound continues to be in full force and effect, and all Collateral encumbered thereby will guarantee or secure, as the case may be, to the fullest extent possible in accordance with the Loan Documents, the payment and performance of the Obligations, as the case may be, including without limitation the payment and performance of all such applicable Obligations that are joint and several obligations of the each Obligor now or hereafter existing, and all of their obligations thereunder shall be valid and enforceable and shall not be impaired or limited by the execution or effectiveness of the Loan Documents and (ii) grant to Collateral Agent a continuing lien on and security interest in and to the Obligor’s right, title and interest in, to and under all the Collateral, pursuant to and in accordance with the Loan Documents as collateral security for the prompt payment and performance in full when due of all applicable Obligations subject to the terms and limits contained in the Loan Documents (whether at stated maturity, by acceleration or otherwise).

6. Miscellaneous.

(a) Continuing Effect. Except as specifically provided herein, each Borrower confirms and agrees that (i) the Loan Agreement and the other Loan Documents shall remain in full force and effect in accordance with their respective terms and are hereby ratified and confirmed in all respects, provided that on and after the Amendment No. 1 Effective Date, all references in the Loan Agreement to “this Agreement”, “hereto”, “hereof” or “hereunder” and all references in any other Loan Documents to “the Loan Agreement”, “thereto”, “thereof”, “thereunder” or words of like import referring to the Loan Agreement shall mean the Loan Agreement as amended by this Amendment, (ii) to the extent that any such Loan Document purports to assign or pledge to the Collateral Agent, or to grant to the Collateral Agent, a Lien on any collateral as security for the Obligations of the Borrowers or any other Obligor from time to time existing in respect of the Loan Agreement and the Loan Documents, such pledge, assignment and/or grant of a Lien is hereby ratified and confirmed in all respects and (iii) this Amendment constitutes a Loan Document.

(b) No Waiver; Reservation of Rights. This Amendment is limited as specified herein and the execution, delivery and effectiveness of this Amendment shall not operate as a modification or amendment of any provision of the Loan Agreement or any other Loan Document, except as specifically set forth herein. Notwithstanding anything contained in this Amendment to the contrary, the Collateral Agent and the Lenders party hereto expressly reserve the right to exercise any and all of their rights and remedies under the Loan Agreement, any other Loan Document and applicable law in respect of any Default or Event of Default now in existence or hereinafter arising.

(c) Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF ILLINOIS WITHOUT GIVING EFFECT TO ITS CHOICE OF LAW PROVISIONS THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF A DIFFERENT JURISDICTION.

(d) Severability. The provisions of this Amendment are severable, and if any clause or provision shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision in this Amendment in any jurisdiction.

(e) Counterparts. This Amendment may be executed in any number of counterparts, each of which counterparts when executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. Delivery of an executed counterpart of this Amendment by telefacsimile or other electronic transmission shall be equally effective as delivery of a manually executed counterpart. A complete set of counterparts shall be lodged with the Borrower Representative and each of the Lenders and the Collateral Agent.

(f) Headings. Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

(g) Binding Effect; Assignment. This Amendment shall be binding upon and inure to the benefit of the Borrowers, other Obligors, from time to time party hereto, the Lenders party hereto, the Collateral Agent and their respective and permitted successors and assigns.

(h) Expenses. The Borrower agrees that it will pay the Lenders, upon demand, for all reasonable expenses, including reasonable fees and charges of counsel, incurred by the Lenders in connection with the preparation, negotiation, execution and delivery of this Amendment and any document required to be furnished herewith.

(i) Integration. This Amendment, together with the other Loan Documents, incorporates all negotiations of the parties hereto with respect to the subject matter hereof and is the final expression and agreement of the parties hereto with respect to the subject matter hereof.

(j) Release. Each Obligor hereby acknowledges and agrees on behalf of itself that such Obligor has no defense, counterclaim, offset, cross-complaint, claim or demand of any kind or nature whatsoever that can be asserted to reduce or eliminate all or any part of its liability to repay the obligations or to seek affirmative relief or damages of any kind or nature from the Collateral Agent or the Lenders. Each Obligor hereby voluntarily and knowingly releases and forever discharges the Collateral Agent, the Lenders and each of their respective predecessors, agents, employees, attorneys, successors and assigns (collectively, the “Released Parties”) from all possible claims, demands, actions, causes of action, damages, costs, expenses and liabilities whatsoever, whether known or unknown, anticipated or unanticipated, suspected or unsuspected, fixed, contingent or conditional, or at law or in equity, in any case originating in whole or in part on or before the date this Amendment is executed that any Obligor may now or hereafter have against the Released Parties, if any, irrespective of whether any such claims arise out of contract, tort, violation of law or regulations, or otherwise, and that arise from any Loans, the exercise of any rights and remedies under the Loan Agreement or other Loan Documents, and/or negotiation for and execution of this Amendment, including, without limitation, any contracting for, charging, taking, reserving, collecting or receiving interest in excess of the highest lawful rate applicable.

[Remainder of page left intentionally blank; signature pages to follow.]

IN WITNESS WHEREOF, this Amendment has been executed and delivered as of the date set forth above.

BORROWERS:

KELLWOOD COMPANY
KWD HOLDINGS, INC.
MEOW INC.
BETH’S BOUTIQUE, LLC
AMERICAN RECREATION PRODUCTS, LLC
SIERRA DESIGNS ACQUISITION COMPANY,
LLC
ZOBHA, LLC
VINCE, LLC

By:
Name:	Keith A. Grypp
Title:	Senior Vice President, Secretary and General Counsel

[Signature Page to Amendment No. 3 to Term Loan Agreement]

LENDERS:

SCSF KELLWOOD FINANCE, LLC

By:
Name:	Melissa Klafter
Title:	Vice President and Assistant Treasurer

SUN KELLWOOD FINANCE, LLC

By:
Name:	Melissa Klafter
Title:	Vice President and Assistant Treasurer

COLLATERAL AGENT:

SUN KELLWOOD FINANCE, LLC

By:
Name:	Melissa Klafter
Title:	Vice President and Assistant Treasurer

[Signature Page to Amendment No. 3 to Term Loan Agreement]